EXHIBIT 99.1

Contact:
Meredith Bandy
Vice President, Investor Relations
216-676-2699

GrafTech Reports Unaudited Full Year and Fourth Quarter 2018 Results

BROOKLYN HEIGHTS, Ohio - February 8, 2019 - GrafTech International Ltd. (NYSE: EAF)(GrafTech or the Company) today announced unaudited financial results for the fiscal year ended December 31, 2018, including net income of $854 million, or $2.87 per share, and Adjusted EBITDA from continuing operations of $1.2 billion. Results for the fourth quarter of 2018 were also strong including net income of $230 million, or $0.79 per share, and Adjusted EBITDA from continuing operations of $326 million.

"2018 was a very successful year for GrafTech including record net sales of $1.9 billion and net income of $854 million,” said David Rintoul, President and Chief Executive Officer. “Based on our strong cash flow from operations of $837 million in 2018 and consistent with our stated policy to be a shareholder friendly and responsible company, we returned cash to shareholders and maintained a strong balance sheet. Looking ahead to 2019, demand for our products remains solid and we expect to have continued robust cash flows.”

Key Financial Measures

	For the Three Months Ended December 31,		For the Year Ended December 31,
(dollars in thousands, except per share amounts)	2018	2017	2018	2017

Net sales	$532,789	$192,473	$1,895,910	$550,771
Net income	$229,632	$55,628	$854,219	$7,983
Earnings per share (1)	$0.79	$0.18	$2.87	$0.03
Adjusted EBITDA from continuing operations (2)	$325,913	$57,150	$1,205,021	$95,806
(1) Earnings per share represents diluted earnings per share after giving effect to the stock split effected on April 12, 2018 for 2018 and 2017 and the share repurchase effected on August 13, 2018, resulting in weighted average shares outstanding of 290,557,637 and 297,753,770 for the three months and year ended December 31, 2018, respectively.
(2) See below for more information and a reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.
Net sales for the year ended December 31, 2018, increased to $1.9 billion compared to $551 million in 2017. Net sales for the fourth quarter of 2018 also increased to $533 million, compared to $192 million in the fourth quarter of 2017. The improvement was primarily due to an increase in graphite electrode pricing. The weighted average realized price of graphite electrodes rose to $9,937 per metric ton (MT) in 2018, including $9,950 per MT in the fourth quarter. During 2018, graphite electrode demand and pricing remained positive due to a combination of growth in electric arc furnace steel manufacturing, long-term reductions in electrode manufacturing capacity, and limited supply of petroleum needle coke, the primary raw material for graphite electrodes.

EXHIBIT 99.1

Net income for 2018 increased to $854 million, or $2.87 per share, compared to $8 million, or $0.03 per share in 2017. Likewise, fourth quarter 2018 net income increased to $230 million, or $0.79 per share, compared to $56 million, or $0.18 per share, in the fourth quarter of 2017.
Adjusted EBITDA from continuing operations also climbed to $1.2 billion in 2018 compared to $96 million in 2017. Fourth quarter Adjusted EBITDA from continuing operations climbed to $326 million compared to $57 million in the prior year period. Higher graphite electrode revenues were the primary driver of higher net income and Adjusted EBITDA from continuing operations.
Cash flow from operations increased to $837 million in fiscal year 2018 up from $37 million in 2017. Fourth quarter cash flow from operations increased to $224 million in the quarter up from $3 million in the prior year period. This increase was primarily due to higher net income. Full-year 2018 capital expenditures were $68 million, including $21 million in the fourth quarter.

Key operating metrics

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except price data)	2018	2017	2018	2017
Sales volume (MT)(1)	53	43	185	172
Weighted average realized price(2)	$9,950	$4,137	$9,937	$2,945
Production volume (MT)(3)	51	44	179	166
Production capacity excluding St. Marys during idle period (MT)(4)(5)	51	44	180	167
Capacity utilization excluding St. Marys during idle period(4)(6)	100%	100%	99%	99%
Total production capacity (MT)(5)(7)	58	51	208	195
Total capacity utilization(6)(7)	88%	86%	86%	85%
(1) Sales volume reflects the total volume of graphite electrodes sold for which revenue has been recognized during the period.
(2) Weighted average realized price reflects the total revenues from sales of graphite electrodes for the period divided by the graphite electrode sales volume for that period.
(3) Production volume reflects graphite electrodes produced during the period.
(4) The St. Marys, Pennsylvania facility was temporarily idled effective the second quarter of 2016 except for the machining of semi‑finished products sourced from other plants.  In the first quarter of 2018, our St. Marys facility began graphitizing a limited amount of electrodes sourced from our Monterrey, Mexico facility.
(5) Production capacity reflects expected maximum production volume during the period under normal operating conditions, standard product mix and expected maintenance outage. Actual production may vary.
(6) Capacity utilization reflects production volume as a percentage of production capacity.
(7) Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain and St. Marys, Pennsylvania.
Operational Update
Our graphite electrode manufacturing plants operated at high levels throughout 2018. Annual production was 179 thousand MT compared to 166 thousand MT for 2017. Fourth quarter 2018 production of 51 thousand MT was also up from 44 thousand MT in the prior year period due to progress on the debottlenecking projects at our graphite electrode plants.
Commercial Strategy
GrafTech has successfully sold approximately two-thirds of its cumulative long-term production capacity through three- to five-year, fixed-volume, fixed-price take or pay contracts. These contracts provide reliability of long-term graphite electrode supply for customers and stability of future operating results for shareholders.
Capital Structure
As of December 31, 2018, GrafTech has cash and equivalents of $50 million and total debt of $2.2 billion. During the fourth quarter, the Company returned $228 million cash to shareholders in the form of a special dividend of $0.70 per share and a regular quarterly dividend of $0.085 per share.

EXHIBIT 99.1

Distribution
The Board of Directors has declared a dividend of $.085 per share to stockholders of record as of the close of business on February 28, 2019, to be paid on March 29, 2019.
Conference Call
In conjunction with this earnings release, you are invited to listen to our earnings call being held on February 8, 2019 at 10:00 a.m. Eastern Standard Time. The webcast and accompanying slide presentation will be available at www.GrafTech.com, in the Investor Relations section. The earnings call dial-in number is +1 (866) 521-4909 in the U.S. and Canada or +1 (647) 427-2311 for international. A rebroadcast of the webcast will be available following the call until May 8, 2019, at www.GrafTech.com, in the Investor Relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. The information in our website is not part of this release or any report we file or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. GrafTech is also the only large scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, the primary raw material for graphite electrode manufacturing, which is currently in limited supply. This unique position provides competitive advantages in product quality and cost.
Special note regarding forward‑looking statements
This news release and related discussions may contain forward‑looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward‑looking statements by the use of forward‑looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” "are confident", "remain solid", "remain positive", "remain optimistic" or the negative version of those words or other comparable words. Any forward‑looking statements contained in this news release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward‑looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward‑looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our history of net losses and the possibility that we may not maintain profitability in the future; the possibility that we may be unable to implement our business strategies, including our initiative to secure and maintain longer-term customer contracts, in an effective manner; the possibility that recent tax legislation could adversely affect us or our stockholders; the fact that pricing for graphite electrodes has historically been cyclical and, in the future, the price of graphite electrodes will likely decline from recent highs; the sensitivity of our business and operating results to economic conditions; our dependence on the global steel industry generally and the electric arc furnace (EAF) steel industry in particular; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of petroleum needle coke; our dependence on supplies of raw materials (in addition to petroleum needle coke) and energy; the legal, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, natural disasters, public health crises, political crises or other catastrophic events; the possibility that plant

EXHIBIT 99.1

capacity expansions may be delayed or may not achieve the expected benefits; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the possibility that we may divest or acquire businesses, which could require significant management attention or disrupt our business; the sensitivity of goodwill on our balance sheet to changes in the market; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; our dependence on protecting our intellectual property; the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the possibility that our manufacturing operations are subject to hazards; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the possibility that significant changes in our jurisdictional earnings mix or in the tax laws of those jurisdictions could adversely affect our business; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; the fact that borrowings under certain of our existing financing agreements subjects us to interest rate risk; the possibility of a lowering or withdrawal of the ratings assigned to our debt; the possibility that disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that highly concentrated ownership of our common stock may prevent minority stockholders from influencing significant corporate decisions; the fact that certain of our stockholders have the right to engage or invest in the same or similar businesses as us; the fact that certain provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated By‑Laws could hinder, delay or prevent a change of control; the fact that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders; our status as a “controlled company” within the meaning of the NYSE corporate governance standards, which allows us to qualify for exemptions from certain corporate governance requirements; and other risks described in the “Risk Factors” section of our quarterly reports on Form 10-Q and other filings with the SEC.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our quarterly reports on Form 10-Q and other filings with the SEC. The forward‑looking statements made in this press release relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward‑looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Non‑GAAP financial measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA from continuing operations and adjusted EBITDA from continuing operations are non‑GAAP financial measures. We define EBITDA from continuing operations, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes, discontinued operations and depreciation and amortization from continuing operations. We define adjusted EBITDA from continuing operations as EBITDA from continuing operations plus any pension and other post-employment benefit ("OPEB") plan expenses, impairments, rationalization‑related charges, initial public offering expenses, acquisition and proxy contest costs, non‑cash gains or losses from foreign currency remeasurement of non‑operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, related party Tax Receivable Agreement expense, stock-based compensation and non‑cash fixed asset write‑offs. Adjusted EBITDA from continuing operations is the primary metric used by our management and our board of directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA from continuing operations as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital

EXHIBIT 99.1

investment cycles and fixed asset base. In addition, we believe adjusted EBITDA from continuing operations and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities. We also monitor, and present to investors, the ratio of total debt to adjusted EBITDA from continuing operations, because we believe it is a useful and widely used way to assess our leverage.
Our use of adjusted EBITDA from continuing operations has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA from continuing operations does not reflect changes in, or cash requirements for, our working capital needs;

•
adjusted EBITDA from continuing operations does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditures to augment or replace our capital assets;

•	adjusted EBITDA from continuing operations does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA from continuing operations does not reflect tax payments that may represent a reduction in cash available to us;

•	adjusted EBITDA from continuing operations does not reflect expenses relating to our pension and OPEB plans;

•	adjusted EBITDA from continuing operations does not reflect impairment of long‑lived assets and goodwill;

•
adjusted EBITDA from continuing operations does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

•	adjusted EBITDA from continuing operations does not reflect initial public offering expenses or acquisition and proxy contest costs;

•	adjusted EBITDA from continuing operations does not reflect related party Tax Receivable Agreement expenses;

•	adjusted EBITDA from continuing operations does not reflect rationalization‑related charges, stock-based compensation or the non‑cash write‑off of fixed assets; and

•
other companies, including companies in our industry, may calculate EBITDA from continuing operations and adjusted EBITDA from continuing operations differently, which reduces its usefulness as a comparative measure.

In evaluating EBITDA from continuing operations and adjusted EBITDA from continuing operations, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliation presented below. Our presentations of EBITDA from continuing operations and adjusted EBITDA from continuing operations should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA from continuing operations and adjusted EBITDA from continuing operations alongside other financial performance measures, including our net income (loss) and other GAAP measures.

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	As of December 31, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$49,880	$13,365
Accounts and notes receivable, net of allowance for doubtful accounts of $1,129 as of December 31, 2018 and $1,097 as of December 31, 2017	248,286	116,841
Inventories	293,717	174,151
Prepaid expenses and other current assets	46,168	44,872
Current assets of discontinued operations	—	5,313
Total current assets	638,051	354,542
Property, plant and equipment	688,842	642,651
Less: accumulated depreciation	175,137	129,810
Net property, plant and equipment	513,705	512,841
Deferred income taxes	71,707	30,768
Goodwill	171,117	171,117
Other assets	110,911	129,835
Total assets	$1,505,491	$1,199,103
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,097	$69,110
Short-term debt	106,323	16,474
Accrued income and other taxes	82,255	9,737
Other accrued liabilities	50,452	53,226
Current liabilities of discontinued operations	—	3,412
Total current liabilities	327,127	151,959
Long-term debt	2,050,311	322,900
Other long-term obligations	72,519	68,907
Deferred income taxes	45,825	41,746
Related party payable	86,478	—
Long-term liabilities of discontinued operations	—	376

Stockholders’ equity (deficit):
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 3,000,000,000 shares authorized, 290,537,612 and 302,225,923 shares issued and outstanding as of December 31, 2018 and December 31, 2017*, respectively	2,905	3,022
Additional paid – in capital	819,622	851,315
Accumulated other comprehensive (loss) income	(5,800)	20,289
Accumulated deficit	(1,893,496)	(261,411)
Total stockholders’ equity (deficit)	(1,076,769)	613,215

Total liabilities and stockholders’ equity (deficit)	$1,505,491	$1,199,103

* Based on the number of common shares outstanding after giving effect to the stock split that became effective on April 12, 2018 and the share repurchase effected on August 13, 2018.

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales	$532,789	$192,473	$1,895,910	$550,771
Cost of sales	214,359	132,684	705,698	461,545
Additions to lower of cost or market inventory reserve	—	—	—	1,509
Gross profit	318,430	59,789	1,190,212	87,717
Research and development	601	373	2,129	3,456
Selling and administrative expenses	15,683	15,389	62,032	52,506
Operating profit	302,146	44,027	1,126,051	31,755

Other expense (income), net	828	(6,426)	3,361	(2,104)
Related party Tax Receivable Agreement expense	24,677	—	86,478	—
Interest expense	34,674	7,583	135,061	30,823
Interest income	(589)	(75)	(1,657)	(395)
Income from continuing operations before provision for income taxes	242,556	42,945	902,808	3,431

Provision (benefit) for income taxes	12,670	(14,030)	48,920	(10,781)
Net income from continuing operations	229,886	56,975	853,888	14,212

(Loss) income from discontinued operations, net of tax	(254)	(1,347)	331	(6,229)

Net income	$229,632	$55,628	$854,219	$7,983

Basic income per common share:
Net income per share	$0.79	$0.18	$2.87	$0.03
Net income from continuing operations per share	$0.79	$0.19	$2.87	$0.05
Weighted average common shares outstanding	290,550,907	302,225,923	297,748,327	302,225,923
Diluted income per common share:
Income per share	$0.79	$0.18	$2.87	$0.03
Diluted income from continuing operations per share	$0.79	$0.19	$2.87	$0.05
Weighted average common shares outstanding	290,557,637	302,225,923	297,753,770	302,225,923

* Based on the number of common shares outstanding after giving effect to the stock split that became effective on April 12, 2018 and the share repurchase effected on August 13, 2018.

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Cash flow from operating activities:
Net income	$229,632	$55,628	$854,219	$7,983
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	18,667	15,461	66,413	66,443
Impairments	—	—	—	5,300
Related party Tax Receivable Agreement expense	24,677	—	86,478	—
Deferred income tax provision	(18,894)	(12,645)	(37,078)	(15,695)
Loss on extinguishment of debt	—	—	23,827	—
Interest expense	1,573	1,716	5,320	6,805
Other charges, net	6,109	(11,455)	15,761	(9,607)
Net change in working capital*	(34,059)	(42,201)	(177,754)	(20,004)
Change in long-term assets and liabilities	(3,346)	(3,511)	(583)	(4,652)
Net cash provided by operating activities	224,359	2,993	836,603	36,573
Cash flow from investing activities:
Capital expenditures	(20,589)	(11,637)	(68,221)	(34,664)
Proceeds from the sale of assets	60	1,173	926	5,211
Proceeds from divestitures	—	436	—	27,254
Net cash (used in) provided by investing activities	(20,529)	(10,028)	(67,295)	(2,199)
Cash flow from financing activities:
Short-term debt, net	—	(835)	(12,607)	5,110
Revolving Facility borrowings	—	42,000	—	77,000
Revolving Facility reductions	—	(37,084)	(45,692)	(114,839)
Debt issuance costs	—	—	(27,326)	—
Proceeds from the issuance of long-term debt, net of original issuance discount	—	—	2,235,000	—
Repayment of Senior Notes	—	—	(304,782)	—
Related party Promissory Note repayment	—	—	(750,000)	—
Principal repayments on long-term debt	(28,247)	(159)	(56,372)	(266)
Repurchase of common stock	—	—	(225,000)	—
Dividends paid to non-related-party	(47,966)	—	(55,616)	—
Dividends paid to related-party	(180,110)	—	(1,488,649)	—
Net cash (used in) provided by financing activities	(256,323)	3,922	(731,044)	(32,995)
Net change in cash and cash equivalents	(52,493)	(3,113)	38,264	1,379
Effect of exchange rate changes on cash and cash equivalents	(134)	102	(1,749)	376
Cash and cash equivalents at beginning of period	102,507	16,376	13,365	11,610
Cash and cash equivalents at end of period	$49,880	$13,365	$49,880	$13,365

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$(43,135)	$(31,716)	$(139,180)	$(29,755)
Inventories	(32,600)	(24,237)	(126,355)	(15,649)
Prepaid expenses and other current assets	(712)	(10,379)	7,116	(10,565)
Income taxes payable	31,696	—	67,054	2,762
Accounts payable and accruals	11,388	28,946	15,724	33,317
Interest payable	(696)	(4,815)	(2,113)	(114)
Net change in working capital	$(34,059)	$(42,201)	$(177,754)	$(20,004)

EXHIBIT 99.1

NON-GAAP RECONCILIATION
The following table reconciles our non‑GAAP key financial measures to the most directly comparable GAAP measures:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2018	2017	2018	2017

Net income (loss)	229,632	55,628	854,219	7,983
Add:
Discontinued operations	254	1,347	(331)	6,229
Depreciation and amortization	18,667	15,460	66,413	64,025
Interest expense	34,674	7,583	135,061	30,823
Interest income	(589)	(75)	(1,657)	(395)
Income taxes	12,670	(14,030)	48,920	(10,781)
EBITDA from continuing operations	295,308	65,913	1,102,625	97,884
Adjustments:
Pension and OPEB plan (gain) expenses(1)	2,415	(3,904)	3,893	(1,611)
Rationalization‑related (gains)/charges(2)	—	(3,191)	—	(3,970)
Intial public offering ("IPO") expenses(3)	8	—	5,173	—
Acquisition and proxy contests costs(4)	—	—	—	886
Non‑cash loss (gain) on foreign currency remeasurement(5)	(809)	(1,668)	818	1,731
Stock-based compensation(6)	495	—	1,152	—
Non‑cash fixed asset write‑off(7)	3,819	—	4,882	886
Related party Tax Receivable Agreement expense(8)	24,677	—	86,478	—
Adjusted EBITDA from continuing operations	325,913	57,150	1,205,021	95,806

(1)	Service and interest cost of our OPEB plans. Also includes a mark‑to‑market loss (gain) for plan assets as of December of each year.

(2)
Costs associated with rationalizations in our graphite electrode manufacturing operations and in the corporate structure. They include severance charges, contract termination charges, write‑off of equipment and (gain)/loss on sale of manufacturing sites.

(3)	Legal, Accounting, printing and registration fees associated with the initial public offering

(4)	Costs associated with the merger transaction with Brookfield, resulting in change in control compensation expenses.

(5)	Non‑cash (gain) loss from foreign currency remeasurement of non‑operating liabilities of our non‑U.S. subsidiaries where the functional currency is the U.S. dollar.

(6)	Non-cash expense for stock based compensation grants

(7)	Non‑cash fixed asset write‑off recorded for obsolete manufacturing equipment.

(8)	Non-cash expense for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.